For Immediate Release

8x8 Adds Vikram Verma to Board of Directors

SUNNYVALE, CA - January 23, 2012 - 8x8, Inc. (NASDAQ: EGHT), provider of innovative cloud communications and computing solutions, today announced that it has appointed Vikram ("Vic") Verma to its Board of Directors, effective January 17, 2012. Mr. Verma was also appointed to 8x8's Audit and Compensation Committees as an independent director.

Verma is currently the President of Strategic Venture Development for Lockheed Martin (LM), where he is responsible for identifying and exploiting commercial market opportunities and new business models for existing LM technologies, programs and non-core businesses. Previously, Verma was Chief Executive Officer of Savi Technology, Inc. (Savi), a leader in RFID-based tracking and security solutions and a pioneer in managed service offerings for government and commercial logistics applications. Savi was acquired by Lockheed Martin in 2006.

"Vic brings a tremendous amount of business expertise and an extensive network of potential partners and investment opportunities to the 8x8 Board," said Bryan Martin, Chairman and Chief Executive Officer of 8x8, Inc. "His experience leading high technology companies through rapid worldwide growth within new and evolving markets is especially valuable to 8x8 as we position for the opportunities ahead. Vic clearly understands the potential of 8x8's technology, business model, and partners network and is committed to helping us expand these opportunities worldwide."

Verma began his career in 1990 at Savi as a Design Engineer, joining while it was pre-revenue. By 1994, Verma had been promoted to Chief Operating Officer and, in 1995, he helped negotiate the acquisition of Savi by Texas Instruments (subsequently transitioned to Raytheon). Verma became President and Chief Executive Officer of Savi in 1997, and in partnership with venture capitalists from Silicon Valley and Singapore, he led the management buyout of Savi from Raytheon in May 1999. Investors in Savi included Accel Partners, EDB Investments (Singapore), Hutchison Whampoa, Mitsui & Co., Mohr Davidow Ventures, Oracle, Temasek Holdings, UPS and Vector Capital. Over the next six years, Verma engineered the transformation of the business by acquiring Ace Fusion, a provider of web-based supply chain execution software, and by creating a joint venture with Hutchison Ports (a subsidiary of Hutchison Whampoa) to enable tracking and securing of global cargo containers via the use of wireless and cellular networks. In 2006, Verma led the acquisition of Savi by Lockheed Martin.

"I am delighted to join the 8x8 Board of Directors at this exciting phase of 8x8's growth and evolution," said Verma. "I am impressed with how much this company has accomplished and I believe it is now well positioned to capitalize on its software-as-a-service technology and business offerings to expand its growth trajectory and market reach."

Verma holds a B.S. degree from the Florida Institute of Technology (co-valedictorian), an M.S.E. degree from the University of Michigan, and the graduate Engineers degree in electrical engineering from Stanford University. Verma has been granted eight patents and, in 1994, his Direction Finding Tag product was recognized as the "Most Innovative Technology Developed by a Small Business" by the White House Office of Science and Technology. He has won numerous other accolades, including being named one of 40 "Technology Pioneers" by the World Economic Forum, in Davos, Switzerland in 2003.

About 8x8, Inc.

8x8, Inc. (NASDAQ: EGHT) is a leading provider of cloud communications and computing solutions. With a portfolio of SaaS and IaaS solutions encompassing hosted communications services, contact center, unified communications, video web conferencing, managed dedicated hosting, virtual private servers and more, 8x8 is uniquely positioned as a business' one-stop shop for everything cloud. 8x8 has been delivering cloud services since 2002 and has garnered a reputation for technological excellence and outstanding reliability, backed by a commitment to exceptional customer support. 8x8 customers include small to medium sized businesses, distributed enterprise organizations and government agencies. For additional information, visit www.8x8.com, or connect with 8x8 on Facebook and Twitter.

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Investor Relations Contact:
Joan Citelli
(408) 654-0970
jcitelli@8x8.com